Exhibit 99

Viad Corp 2016 First Quarter Results in Line with Guidance

M&E U.S. Base Same-Show Revenue up 5.3%

Recent T&R Acquisition Expected to be Significantly Accretive

PHOENIX, April 28, 2016 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced 2016 first quarter results that were in line with guidance.

	Q1 2016	Q1 2015	y-o-y Change
$ in millions, except per share data
Revenue	$ 241.4	$ 264.4	-8.7%
Organic Revenue(1)	245.3	264.4	-7.2%

Segment Operating Loss	$ (6.3)	$ (1.1)	**
Adjusted Segment Operating Loss(1)	(6.2)	(0.7)	**
Adjusted Segment EBITDA(1)	2.1	7.9	-73.8%

Loss from Continuing Operations	$ (6.8)	$ (1.9)	**
Loss Before Other Items(1)	(6.0)	(2.4)	**

Loss from Continuing Operations per Share	$(0.34)	$(0.10)	**
Loss Before Other Items per Share(1)	(0.30)	(0.12)	**

(1)

Refer to Table Two of this press release for a reconciliation of this non-GAAP financial measure to its nearest GAAP financial measure. Organic measures (as defined in Table Two) exclude the impact of exchange rate variances and acquisitions (if any) until such acquisitions are included in the entirety of both comparable periods presented.

**	Greater than +/- 100 percent.
  Revenue decreased 8.7% ($23.0 million) year-over-year, or 7.2% ($19.1 million) on an organic basis (which excludes the impact of acquisitions and exchange rate variances).
    Exchange rate variances had an unfavorable impact on revenue of $4.0 million.
    The expected organic decline primarily related to timing of revenue at GES, including negative show rotation, and the closure of the Banff Gondola for renovations.
  The decreases in segment operating results, adjusted segment EBITDA and income before other items are primarily due to lower revenue.
  CIRI Alaska Tourism Corporation (CATC), which was acquired in March 2016 and not contemplated in Viad's prior guidance, contributed a seasonal loss of $0.02 per share during the first quarter.  Excluding CATC, Viad's first quarter loss before other items was $0.28 per share.

Steve Moster, president and chief executive officer, said, "Both business groups delivered operating results that were in line with our expectations for the first quarter. We continue to see strength in key business metrics like same-show growth for M&E and advance bookings for T&R. And we continued to make meaningful progress against our strategic growth goals during the first quarter with additional cross-sell wins within M&E and two acquisitions within T&R. With good momentum behind us, and an outlook for strong show rotation and park visitation ahead of us, we are well positioned to drive substantial growth in 2016."

M&E (or GES) Results

Moster said, "GES continued to experience strong growth in same-show revenue, which was up 5.3% from the 2015 first quarter. As expected, that growth was more than offset by negative show rotation revenue of about $11 million during the quarter, as well as a shift in timing of revenue from corporate clients and short-term event bookings. We have healthy sales pipelines and continue to gain traction in both our new service offerings and underpenetrated segments of live events. Those factors, combined with positive show rotation, give us confidence in our ability to deliver on our full year targets."

	Q1 2016	Q1 2015	y-o-y Change
$ in millions
Revenue	$236.1	$256.9	-8.1%
U.S. Organic Revenue(1)	183.7	192.9	-4.8%
International Organic Revenue(1)	57.7	65.2	-11.6%

Segment Operating Income	$ 0.3	$ 3.7	-92.0%
Adjusted Segment Operating Income(1)	0.3	4.1	-92.8%
Adjusted Segment Operating Margin(1)	0.1%	1.6%	-150 bps

Adjusted Segment EBITDA(1)	$ 6.9	$ 11.1	-38.0%
Adjusted Segment EBITDA Margin(1)	2.9%	4.3%	-140 bps
Key Performance Indicators:
U.S. Base Same-Show Revenue Growth(2)			5.3%
U.S. Show Rotation Revenue Change (approx.)(3)			$(7)
International Show Rotation Revenue Change (approx.)(3)			$(4)

(1)

Refer to Table Two of this press release for a reconciliation of this non-GAAP financial measure to its nearest GAAP financial measure. Organic measures (as defined in Table Two) exclude the impact of exchange rate variances and acquisitions (if any), until such acquisitions are included in the entirety of both comparable periods. There were no acquisitions excluded from GES' organic measures for the 2016 first quarter.

(2)

Base same-shows are defined as shows produced by GES out of the same city during the same quarter in both the current year and prior year.  Base same-shows represented 57.2% of GES' U.S. organic revenue during the 2016 first quarter.

(3)	Show rotation refers to shows that take place once every two, three or four years, as well as annual shows that change quarters from one year to the next.

**	Greater than +/- 100 percent.
  M&E revenue decreased 8.1% ($20.8 million) year-over-year.  On an organic basis, the decrease was 6.7% ($17.2 million).
    U.S. organic revenue decreased 4.8% ($9.2 million) driven primarily by negative show rotation of approximately $7 million and the timing of corporate client spending and short-term event bookings, partially offset by base same-show revenue growth of 5.3%.
    International organic revenue decreased 11.6% ($7.6 million) driven primarily by negative show rotation of approximately $4 million and certain non-recurring business.
  M&E segment operating income decreased $3.4 million, or $3.5 million on an organic basis.
    U.S. organic segment operating income decreased $1.8 million, primarily reflecting lower revenue.
    International organic segment operating income decreased $1.8 million, primarily reflecting lower revenue.

T&R Results

Moster said, "First quarter results from our Travel & Recreation Group were in line with expectations. The lower year-over-year results reflect the closure of our Banff Gondola for renovations. That project is progressing well and we are on track to re-open the lift operations on May 1, with guest access to the fully upgraded experience in August. The T&R team is also making great progress integrating our newest acquisitions, which include marine sightseeing tours in Jasper and Kenai Fjords National Parks and three lodges located near Kenai Fjords and Denali National Parks. We're excited to add these award-winning assets to our portfolio and are looking forward to a busy summer season."

	Q1 2016	Q1 2015	y-o-y Change
$ in millions
Revenue	$ 5.2	$ 7.5	-30.0%
Organic Revenue(1)	5.6	7.5	-25.4%

Segment Operating Loss	$ (6.6)	$ (4.8)	-36.7%
Adjusted Segment Operating Loss(1)	(6.5)	(4.8)	-35.7%
Adjusted Segment Operating Margin(1)	**	-64.4%	**

Adjusted Segment EBITDA(1)	$ (4.8)	$ (3.2)	-52.1%
Adjusted Segment EBITDA Margin(1)	-91.9%	-42.3%	**

Key Performance Indicators:
Same-Store RevPAR(2)	$43	$40	7.5%
Same-Store Room Nights Available(2)	40,131	39,690	1.1%
Same-Store Passengers(3)	-	47,775	-100%
Same-Store Revenue per Passenger(3)	-	$36	-100%

(1)

Refer to Table Two of this press release for a reconciliation of this non-GAAP financial measure to its nearest GAAP financial measure. Organic measures (as defined in Table Two) exclude the impact of exchange rate variances and acquisitions, until such acquisitions are included in the entirety of both comparable periods.  Accordingly, the first quarter comparisons exclude Maligne Lake Tours (acquired January 2016) and CATC (acquired March 2016).

(2)

Same-store RevPAR is calculated as total rooms revenue divided by the total number of room nights available for all comparable T&R properties during the periods presented, expressed on a constant currency basis.  Comparable properties are defined as those owned by Viad for the entirety of both periods. Accordingly, the first quarter comparisons exclude CATC.

(3)

Same-store revenue per passenger is calculated as total attractions revenue divided by the total number of passengers for all comparable T&R attractions, expressed on a constant currency basis.  Comparable attractions are defined as those owned by Viad for the entirety of both periods.  Accordingly, the first quarter comparisons exclude CATC. The year-over-year decrease in same-store passengers during the first quarter was due to the closure of the Banff Gondola attraction beginning October 26, 2015 for renovations during the off-peak season. All other attractions owned by Viad are seasonally closed during the first quarter.

**	Greater than +/- 100 percent or 200 basis points.
  T&R revenue decreased $2.2 million year-over-year.  On an organic basis, revenue decreased $1.9 million due to the closure of the Banff Gondola for renovations.
  T&R segment operating results decreased $1.8 million.  On an organic basis, it decreased $1.3 million primarily due to the closure of the Banff Gondola.
  The acquisitions of Maligne Lake Tours (January 2016) and CATC (March 2016), which were seasonally closed during most of the first quarter, contributed revenue of $0.1 million, an adjusted segment operating loss of $0.7 million and adjusted segment EBITDA of negative $0.5 million.

Cash Flow / Capital Structure

  Cash flow from operations was $17.0 million for the 2016 first quarter.
  Capital expenditures for the quarter totaled $7.3 million, comprising $1.2 million for M&E and $6.0 million for T&R, which primarily related to the Banff Gondola renovations.
  Acquisitions totaled $57.8 million for the quarter (net of cash acquired), comprising approximately $15 million for Maligne Lake Tours and approximately $43 million for CATC.
  Return of capital totaled $2.0 million for the quarter (which represented quarterly dividends of $0.10 per share).  Viad had 440,540 shares remaining under its current repurchase authorization at March 31, 2016.
  Debt proceeds (net) totaled $35.0 million for the quarter.
  Cash and cash equivalents were $41.3 million, debt was $164.5 million and the debt-to-capital ratio was 32.9% at March 31, 2016.

Business Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the Forward-Looking Statements section at the end of this press release.

2016 Full Year Guidance

  Consolidated revenue is expected to increase at a high-single digit rate from 2015 full year revenue, driven by positive show rotation of $50 million and continued underlying growth at M&E, as well as the acquisitions of CATC and Maligne Lake Tours for T&R, partially offset by unfavorable currency translation of approximately $19 million.
  Consolidated adjusted segment EBITDA(1) is expected to be in the range of $119 million to $126 million, as compared to $90.6 million in 2015.
  The outlook for Viad's business units is as follows:
	M&E	T&R(2)
$ in millions
Revenue	Up high-single digits from 2015 ($976.9)	Up 20% to 25% from 2015 ($112.2)
Adjusted Segment EBITDA(1)	$77 to $80 (vs. $54.8 in 2015)	$42 to $46 (vs. $35.8 in 2015)
Depreciation & Amortization	$25 to $27	$13 to $14
Adjusted Operating Income(1)	$51 to $54 (vs. $27.7 in 2015)	$28.5 to $32.5 (vs. $27.8 in 2015)
Capital Expenditures	$23 to $25	$25 to $27

(1)	See Table Two of this press release for discussion of these non-GAAP measures.

(2)

T&R full year guidance has been increased from the 2015 fourth quarter earnings release to include the March 2016 acquisition of CATC and to reflect more favorable exchange rate assumptions for the Canadian dollar.

    M&E show rotation is expected to have a net positive impact on full year revenue of $50 million versus 2015.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.
	Q1 Actual	Q2 Est.	Q3 Est.	Q4 Est.	FY Est.
Show Rotation Revenue ($ in millions)	$(11)	$(10)	$80 - $85	$(10) - $(15)	$50
    M&E U.S. base same-show revenue is expected to increase at a mid-single digit rate.
    T&R revenue is expected to be negatively impacted by approximately $7 million to $9 million due to the previously announced rationalization of Brewster's transportation and package tours lines of business, and by approximately $1 million from the Banff Gondola reflecting reduced revenue during construction in the first half of 2016, partially offset by stronger year-over-year revenue once it is fully re-opened in the second half of 2016.
    The T&R acquisitions of Maligne Lake Tours (January 2016) and CATC (March 2016) are expected to provide $30 million to $32 million in revenue and adjusted segment EBITDA of $9 million to $11 million.
  Exchange rates are assumed to approximate $0.75 U.S. Dollars per Canadian Dollar and $1.43 U.S. Dollars per British Pound during the remainder of 2016.  Exchange rate variances are expected to impact 2016 results as follows:
	Viad Total	M&E	T&R
$ in millions, except per share data
Revenue	$ (19)	$ (16)	$ (3)
Adjusted Segment Operating Income(1)	$ (1.5)	$ (1)	$ (0.5)
Income per Share Before Other Items(1)	$(0.04)

(1)	See Table Two of this press release for discussion of these non-GAAP measures.
  Corporate activities expense is expected to approximate $9 million.
  The effective tax rate on income before other items is assumed to approximate 33%.

2016 Second Quarter Guidance

		2016 Guidance
	2015	Low End	High End		FX Impact(2)
	$ in millions, except per share data
Revenue:
M&E	$286.6	$265	to	$275	$(5)
T&R	30.5	35	to	38	(1.5)
Adjusted Operating Income(1):
M&E	$ 30.4	$23	to	$26	$(0.5)
T&R	6.2	3	to	4.5	(0.5)

Income per Share Before Other Items(1)	$1.18	$0.73	to	$0.86	$(0.02)

(1)	See Table Two of this press release for discussion of these non-GAAP measures.

(2)	FX Impact represents the expected effect of year-over-year changes in exchange rates that is incorporated in the low end and high end guidance ranges presented.
  M&E second quarter results are expected to decline primarily as a result of negative show rotation of approximately $10 million and unfavorable currency translation of approximately $5 million.
  T&R second quarter revenue is expected to increase primarily as a result of the acquisitions of CATC and Maligne Lake Tours, which are expected to add $9 million to $11 million in revenue and adjusted segment operating income of $0.5 million to $1 million during the second quarter.  The expected decline in adjusted segment operating income primarily reflects renovation-related closures at the Banff Gondola.  The gondola is expected to re-open in phases beginning on May 1, ahead of the peak season.

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of first quarter results on Thursday, April 28, 2016 at 5:00 p.m. (ET). To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (866) 435-5403 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad (NYSE: VVI) generates revenue and shareholder value through two distinct business groups: the Marketing & Events Group (GES) and the Travel & Recreation Group (T&R). GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. T&R is a collection of iconic destination travel experiences that showcase the best of Banff, Jasper, Glacier, Denali and Kenai Fjords National Parks. Viad is an S&P SmallCap 600 company. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended March 31,
($ in thousands, except per share data)	2016	2015	$ Change	% Change
Revenue:
Marketing & Events Group:
U.S.	$ 183,737	$ 192,943	$ (9,206)	-4.8%
International	54,081	65,236	(11,155)	-17.1%
Intersegment eliminations	(1,682)	(1,251)	(431)	-34.5%
Total Marketing & Events Group	236,136	256,928	(20,792)	-8.1%
Travel & Recreation Group	5,226	7,468	(2,242)	-30.0%
Total revenue	$ 241,362	$ 264,396	$ (23,034)	-8.7%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$ 862	$ 2,637	$ (1,775)	-67.3%
International	(569)	1,047	(1,616)	**
Total Marketing & Events Group	293	3,684	(3,391)	-92.0%
Travel & Recreation Group	(6,573)	(4,809)	(1,764)	-36.7%
Segment operating loss	(6,280)	(1,125)	(5,155)	**
Corporate activities (Note A)	(1,911)	(2,810)	899	32.0%
Restructuring charges (Note B)	(992)	(216)	(776)	**
Net interest expense	(1,228)	(1,088)	(140)	-12.9%
Loss from continuing operations before income taxes	(10,411)	(5,239)	(5,172)	-98.7%
Income tax benefit (Note C)	3,452	3,267	185	5.7%
Loss from continuing operations	(6,959)	(1,972)	(4,987)	**
Loss from discontinued operations	(186)	(148)	(38)	-25.7%
Net loss	(7,145)	(2,120)	(5,025)	**
Net loss attributable to noncontrolling interest	162	64	98	**
Net loss attributable to Viad	$ (6,983)	$ (2,056)	$ (4,927)	**

Amounts Attributable to Viad Common Stockholders:
Loss from continuing operations	$ (6,797)	$ (1,908)	$ (4,889)	**
Loss from discontinued operations	(186)	(148)	(38)	-25.7%
Net loss	$ (6,983)	$ (2,056)	$ (4,927)	**

Diluted loss per common share:
Loss from continuing operations attributable to Viad common shareholders	$ (0.34)	$ (0.10)	$ (0.24)	**
Loss from discontinued operations attributable to Viad common shareholders	(0.01)	-	(0.01)	**
Net loss attributable to Viad common shareholders	$ (0.35)	$ (0.10)	$ (0.25)	**

Basic loss per common share:
Loss from continuing operations attributable to Viad common shareholders	$ (0.34)	$ (0.10)	$ (0.24)	**
Loss from discontinued operations attributable to Viad common shareholders	(0.01)	-	(0.01)	**
Net loss attributable to Viad common shareholders (Note D)	$ (0.35)	$ (0.10)	$ (0.25)	**

Common shares treated as outstanding for
Loss per share calculations:
Weighted-average outstanding common shares	19,914	19,736	178	0.9%

Weighted-average outstanding and potentially dilutive common shares	19,914	19,736	178	0.9%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)

Corporate Activities — The decrease in corporate activities expense for the three months ended March 31, 2016 was primarily due to 2015 costs related to a shareholder nomination and settlement agreement and higher consulting and other transaction-related costs associated with acquisitions in the 2015 quarter.

(B)

Restructuring Charges — During the three months ended March 31, 2016 and 2015, Viad recorded restructuring charges of $1.0 million ($0.7 million after-tax) and $0.2 million ($0.1 million after-tax), respectively, primarily related to the elimination of positions and facility consolidations in the Marketing & Events Group, as well as the elimination of certain positions at the Corporate office.

(C)	Income Taxes – The three months ended March 31, 2015 included a $1.6 million non-cash tax benefit related to deferred taxes associated with certain foreign intangible assets.

(D)	Income per Common Share — Following is a reconciliation of net loss attributable to Viad to net loss allocated to Viad common shareholders:

Three months ended March 31,
	($ in thousands, except per share data)	2016	2015	$ Change	% Change

	Net loss attributable to Viad	$ (6,983)	$ (2,056)	$ (4,927)	**
	Less: Allocation to nonvested shares	-	-	-	**
	Net loss allocated to Viad common shareholders	$ (6,983)	$ (2,056)	$ (4,927)	**

	Weighted-average outstanding common shares	19,914	19,736	178	0.9%

	Basic loss per common share attributable to Viad common shareholders	$ (0.35)	$ (0.10)	$ (0.25)	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP MEASURES (NOTE A)
(UNAUDITED)

	Three months ended March 31,
($ in thousands)	2016	2015	$ Change	% Change
Loss before other items:
Loss from continuing operations attributable to Viad	$ (6,797)	$ (1,908)	$ (4,889)	**
Restructuring charges, net of tax	651	133	518	**
Acquisition-related costs and other non-recurring expenses, net of tax (B)	135	889	(754)	84.8%
Favorable tax matters	-	(1,563)	1,563	-100.0%
Loss before other items	$ (6,011)	$ (2,449)	$ (3,562)	**

(per diluted share)
Loss before other items:
Loss from continuing operations attributable to Viad	$ (0.34)	$ (0.10)	$ (0.24)	**
Restructuring charges, net of tax	0.03	0.01	0.02	**
Acquisition-related costs and other non-recurring expenses, net of tax (B)	0.01	0.05	(0.04)	80.0%
Favorable tax matters	-	(0.08)	0.08	-100.0%
Loss before other items	$ (0.30)	$ (0.12)	$ (0.18)	**

($ in thousands)
Adjusted EBITDA:
Net loss attributable to Viad	$ (6,983)	$ (2,056)	$ (4,927)	**
Loss from discontinued operations	186	148	38	-25.7%
Interest expense	1,284	1,151	133	-11.6%
Income tax benefit	(3,452)	(3,267)	(185)	5.7%
Depreciation and amortization	8,370	8,708	(338)	3.9%
Other non-controlling interest	1	(16)	17	**
Adjusted EBITDA	$ (594)	$ 4,668	$ (5,262)	**

** Change is greater than +/- 100 percent

(A)

Income before other items and Adjusted EBITDA are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

Forward−Looking Non−GAAP Financial Measures
The Company has also provided the following forward−looking non−GAAP financial measures: Adjusted Segment EBITDA, Adjusted Segment EBITDA Margin, Adjusted Segment Operating Income, Adjusted Segment Operating Margin and Income Before Other Items.  The Company does not provide reconciliations of these forward−looking non−GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible, not all of the information necessary for quantitative reconciliations of these forward−looking non−GAAP financial measures to the most directly comparable GAAP financial measures are available to the Company without unreasonable efforts.  Consequently, any attempt to disclose such reconciliations would imply a degree of precision that could be confusing or misleading to investors.  It is probable that the forward−looking non−GAAP financial measures provided without the directly comparable GAAP financial measures may be materially different from the corresponding non−GAAP financial measures.

(B)	Acquisition-related costs and other non-recurring expenses include:
	Three months ended March 31,
	2016	2015	$ Change	% Change
Acquisition integration costs[1]	46	406	(360)	88.7%
Acquisition transaction-related costs[2]	170	458	(288)	62.9%
Shareholder nomination and settlement agreement costs[2]	-	494	(494)	100.0%
Tax benefit on above items	(81)	(469)	388	82.7%
Acquisition-related and other non-recurring expenses, net of tax	135	889	(754)	84.8%

[1]Included in segment operating income (loss)
[2]Included in corporate activities

Additional Prior Year Non-GAAP Financial Measures:
Income before other items:	Q2 2015
Loss from continuing operations attributable to Viad	$ 1.11
Restructuring charges, net of tax	0.04
Acquisition-related costs and other non-recurring expenses, net of tax	0.03
Loss before other items	$ 1.18

	Q2 2015		FY 2015
Adjusted segment operating income and EBITDA:	M&E	T&R	M&E	T&R
Segment operating income	30,083	6,203	26,774	27,810
Integration costs	338	-	910	-
Adjusted segment operating income	30,421	6,203	27,684	27,810
Segment depreciation	5,190	2,171	20,233	7,654
Segment amortization	1,673	86	6,860	320
Adjusted segment EBITDA	37,284	8,460	54,777	35,784

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP MEASURES
(UNAUDITED)

Organic - The term "organic" is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods.  The impact of exchange rate variances (or "FX Impact") is calculated as the difference between current period activity translated at the current period's exchange rates and the comparable prior period's exchange rates.  Management believes that the presentation of "organic" results permits investors to better understand Viad's performance without the effects of exchange rate variances or acquisitions.

Adjusted segment operating income (loss) and Adjusted Segment EBITDA - Adjusted segment operating income (loss) is calculated as segment operating income (loss) excluding acquisition integration costs, if any.  Adjusted segment EBITDA is calculated as adjusted segment operating income (loss) plus depreciation and amortization.  Adjusted Segment Operating Income and Adjusted Segment EBITDA are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. Management believes these measures are useful information to investors regarding Viad's results of operations for trending, analyzing and benchmarking the performance and value of Viad's business.  Management also believes that the presentation of adjusted segment EBITDA for acquisitions enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended March 31, 2016				Three months ended March 31, 2015
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic

Viad Consolidated:
Revenue	$ 241,362	$ 52	$ (3,987)	$ 245,297	$ 264,396	$ -	$ 264,396

Segment operating loss	$ (6,280)	$ (784)	$ 514	$ (6,010)	$ (1,125)	$ -	$ (1,125)
Integration costs	46	46	-	-	406	-	406
Adjusted segment operating loss	(6,234)	(738)	514	(6,010)	(719)	-	(719)
Segment depreciation	6,659	243	(168)	6,584	6,669	-	6,669
Segment amortization	1,660	-	(48)	1,708	1,999	-	1,999
Adjusted Segment EBITDA	$ 2,085	$ (495)	$ 298	$ 2,282	$ 7,949	$ -	$ 7,949

Adjusted segment operating margin	-2.6%	**	-12.9%	-2.5%	-0.3%		-0.3%
Adjusted segment EBITDA margin	0.9%	**	-7.5%	0.9%	3.0%		3.0%

Marketing & Events Group:
Revenue	$ 236,136	$ -	$ (3,589)	$ 239,725	$ 256,928	$ -	$ 256,928

Segment operating income	$ 293	$ -	$ 153	$ 140	$ 3,684	$ -	$ 3,684
Integration costs	-	-	-	-	406	-	406
Adjusted segment operating income	293	-	153	140	4,090	-	4,090
Depreciation	4,982	-	(104)	5,086	5,096	-	5,096
Amortization	1,611	-	(45)	1,656	1,919	-	1,919
Adjusted Segment EBITDA	$ 6,886	$ -	$ 4	$ 6,882	$ 11,105	$ -	$ 11,105

Adjusted segment operating margin	0.1%		-4.3%	0.1%	1.6%		1.6%
Adjusted segment EBITDA margin	2.9%		-0.1%	2.9%	4.3%		4.3%

Marketing & Events Group - U.S.:
Revenue	$ 183,737	$ -	$ -	$ 183,737	$ 192,943	$ -	$ 192,943

Segment operating income	$ 862	$ -	$ -	$ 862	$ 2,637	$ -	$ 2,637
Integration costs	-	-	-	-	129	-	129
Adjusted segment operating income	862	-	-	862	2,766	-	2,766
Depreciation	3,503	-	-	3,503	3,575	-	3,575
Amortization	958	-	-	958	1,113	-	1,113
Adjusted Segment EBITDA	$ 5,323	$ -	$ -	$ 5,323	$ 7,454	$ -	$ 7,454

Adjusted segment operating margin	0.5%			0.5%	1.4%		1.4%
Adjusted segment EBITDA margin	2.9%			2.9%	3.9%		3.9%

Marketing & Events Group - International:
Revenue	$ 54,081	$ -	$ (3,589)	$ 57,670	$ 65,236	$ -	$ 65,236

Segment operating income (loss)	$ (569)	$ -	$ 153	$ (722)	$ 1,047	$ -	$ 1,047
Integration costs	-	-	-	-	277	-	277
Adjusted segment operating income (loss)	(569)	-	153	(722)	1,324	-	1,324
Depreciation	1,479	-	(104)	1,583	1,521	-	1,521
Amortization	653	-	(45)	698	806	-	806
Adjusted Segment EBITDA	$ 1,563	$ -	$ 4	$ 1,559	$ 3,651	$ -	$ 3,651

Adjusted segment operating margin	-1.1%		-4.3%	-1.3%	2.0%		2.0%
Adjusted segment EBITDA margin	2.9%		-0.1%	2.7%	5.6%		5.6%

Travel & Recreation Group:
Revenue	$ 5,226	$ 52	$ (398)	$ 5,572	$ 7,468	$ -	$ 7,468

Segment operating loss	$ (6,573)	$ (784)	$ 361	$ (6,150)	$ (4,809)	$ -	$ (4,809)
Integration costs	46	46	-	-	-	-	-
Adjusted segment operating loss	(6,527)	(738)	361	(6,150)	(4,809)	-	(4,809)
Depreciation	1,677	243	(64)	1,498	1,573	-	1,573
Amortization	49	-	(3)	52	80	-	80
Adjusted Segment EBITDA	$ (4,801)	$ (495)	$ 294	$ (4,600)	$ (3,156)	$ -	$ (3,156)

Adjusted segment operating margin	**	**	-90.7%	**	-64.4%		-64.4%
Adjusted segment EBITDA margin	-91.9%	**	-73.9%	-82.6%	-42.3%		-42.3%

(A) Acquisitions include Maligne Lake Tours (acquired January 2016) and CATC (acquired March 2016) for T&R.

Contact:
Carrie Long
Viad Corp
(602) 207-2681
IR@viad.com

Logo - http://photos.prnewswire.com/prnh/20111011/LA84399LOGO